Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Dated November 12, 2019

A new way to trade #FANG+ stocks is here! $FNGS is expected to start trading tomorrow. #tech $FB $AAPL $AMZN $NFLX $GOOGL $TSLA $TWTR $BABA $BIDU $NVDA

MicroSectors is proud to announce the pending listing of $FNGS! 1x ETNs linked to the #FANG+, issued by BMO, indexed by & listed on @NYSE.

One trade for #FANG+ stocks is here! $FNGS listed on @NYSE is pending for trading tomorrow!

New #FANG trade available at the open. $FNGS to be listed on @NYSE! #tech $FB $AAPL $AMZN $NFLX $GOOGL $TSLA $TWTR $BABA $BIDU $NVDA

New Tech trade pending. $FNGS linked to @NYSE FANG+ Index set to open for trading today. #tech $FB $AAPL $AMZN $NFLX $GOOGL $TSLA $TWTR $BABA $BIDU $NVDA

Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC for each of the ETN offerings to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.